FARMSTEAD TELEPHONE GROUP, INC.

                              PETER S. BUSWELL

                            EMPLOYMENT AGREEMENT


      THIS AGREEMENT is made as of this 19th day of May, 1995, between Farmstead Telephone Group, Inc., a Delaware corporation (the "Company"), and Peter S. Buswell (the "Executive").

                                  RECITALS

      The Company is engaged in various businesses, including the secondary market resale of used AT&T[trademark] telephone parts and systems, the distribution of related AT&T[trademark] re-manufactured products, the provision of repair, refurbishment and other services for telephone equipment, and the sale of voice mail and other telephone-related products (collectively the "Business").

      The Company and the Executive acknowledge that the Executive's abilities and services are important to the prospects of the Company. For this reason, the Company desires to assure itself of the future services of the Executive, and to provide certain security to Executive, and the Executive desires to accept employment as provided in this Agreement.

      NOW, THEREFORE, in consideration of the mutual and dependent promises hereinafter set forth, the parties, intending to be legally bound, do hereby agree as follows:

                                  ARTICLE I
                                 Employment

      Section 1.1 Employment. The Company agrees to employ the Executive as the President of the Cobotyx Division ("Cobotyx") of the Company, and as a Vice President of the Company. The period of employment shall commence on the date of this Agreement and shall continue for the term as provided in Article II.

      Section 1.2 Duties. The Executive shall serve as the President of Cobotyx and as a Vice President of the Company, or in such other equal or superior capacity as may be designated by the Chief Executive Officer ("CEO") of the Company. As such, Executive shall be employed in an executive management capacity, and Executive shall report to the CEO. Executive shall perform such duties and services consistent with such position as may be assigned to him from time to time by the CEO. Executive agrees, subject to his election as such, to serve as a member of the Board of Directors of the Company or of any committee thereof. During the term of this Agreement, Executive shall devote substantially all of his working time, attention and skill during the normal business week to the business and affairs of the Company and shall perform diligently and faithfully his duties as President of Cobotyx and as a Vice President of the Company.

      Section 1.3  Compensation.

        (a) Base Salary. The Company shall pay to Executive during each calendar year during the Term of this Agreement an annual base salary (the "Base Salary"). The initial rate of Base Salary for 1995 is $120,000 and Executive shall be paid at that annual rate for the balance of 1995. Such Base Salary may be increased by the Board in its discretion in connection with its annual review of the Company's performance at the end of each calendar year. The Base Salary shall be payable in accordance with customary payroll practices of the Company, but in no event less frequently than monthly.

        (b) Bonus. At the end of each calendar year during the term of this Agreement, commencing at the end of 1995, Executive shall be eligible for a bonus in accordance with the terms of the Company's Management Incentive Bonus Plan (MIB) as may be in effect. Certain key provisions of the MIB provide that:

          (i) The Board of Directors will establish annually a bonus pool, and related formula, to be determined coincidental with the Board's acceptance of the annual budget for the subject year.

          (ii) An individual officer of the Company, including, but not limited to Executive, can receive up to but not more than 50% of then current Base Salary for the subject year as determined by the Compensation Committee of the Board under the MIB.

          (iii) The bonuses paid will be allocated to officers who are qualified under the terms of the MIB. The CEO will make recommendations regarding the amount of bonuses to be paid to each qualified officer, but the final determination of bonus amounts shall be in the discretion of the Compensation Committee of the Board.

        (c) Profit Award. If for any calendar year during the term of this Agreement, commencing in 1995, both the revenues and earnings targets set forth in the MIB for that year have been met for Cobotyx, the Executive shall be entitled to an additional award equal to five percent (5%) of Cobotyx earnings in excess of the earnings target contained in the MIB for such calendar year. Any such profit award shall be paid in a lump sum (subject to applicable withholding) promptly after completion of such determination, based upon the audited year-end financial statements of the Company.

      Section 1.4  Benefits.

        (a) Standard Benefits. The Executive shall be entitled to participate in standard Company benefits for officers, including, but not limited to, two
(2) weeks paid annual vacation (which will increase to three (3) weeks after five (5) years service), health insurance and other benefits, including any pension or retirement plans, stock options or stock purchase plans, that are generally provided to officers. Participation shall be subject to the terms of the applicable plan documents and the discretion of the Board or any committee provided for in or contemplated by such plan. The Company may alter, modify, add or delete to its employee benefit plans as they generally apply to officers or other employees at such times and in such manner as the Company determines to be appropriate, without recourse by Executive.

        (b) Other Benefits. In addition, Executive shall also be entitled to the following other benefits during the Term of this Agreement:

          (i) The Company shall maintain, to the extent reasonably available in the judgment of the Board, a policy of life insurance (whole life) naming Executive's designee as beneficiary in the benefit amount of $120,000;

          (ii) The Company shall, during the term of this Agreement and for two years after the end of the term, continue to maintain, to the extent reasonably available in the judgment of the Board, directors and officers liability insurance to cover any acts or omissions by Executive as an officer or director during the term of this Agreement; and

          (iii) Promptly after execution of this Agreement, Executive shall be granted options to purchase 100,000 shares of the Company's common stock pursuant to the Company's 1992 Stock Option Plan (the "Plan"). Thereafter, Executive shall be granted options pursuant to the Plan on January 25, 1996 to purchase an additional 100,000 shares of the Company's common stock and on January 25, 1997 to purchase an additional 100,000 shares of the Company's common stock. The options referred to above shall in all respects be subject to the terms and conditions of the Plan and shall be granted at 100% of the fair market value of the shares of common stock on the date of each grant, shall not be exercisable in whole or in part prior to six months from the date of each grant and shall be intended to be Incentive Stock Options under the Plan to the extent permitted under the Plan and applicable law. The grants of options in 1996 and 1997 as referred to above shall be conditioned on Executive continuing to be an employee of the Company at the time of each grant, shall otherwise be in accordance with the terms and conditions of the Plan, and shall be subject to the availability of authorized shares at such time. The parties may amend the terms of this Agreement relating to the grants in 1996 and 1997 upon mutual agreement, provided any such amendment shall be effective only if in a writing executed by both parties.

        (c) Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Executive for all reasonable expenses that Executive incurs in the performance of Executive's duties under this Agreement in furthering the business, and in keeping with the policies, of the Company.

                                 ARTICLE II
                                 Termination

      Section 2.1 Employment Period. The Company agrees to employ the Executive as of the date hereof until the earlier of (the "Term"):

        (a)  January 24, 1998;

        (b)  the Executive's death;

        (c)  the Executive's permanent disability, as defined in Section
2.4(b); or

        (d) the date the Executive's employment is terminated by the Company or the Executive, in accordance with Section 2.2. or 2.3.

      Section 2.2 Termination by the Company. The term of this Agreement shall end if the Company determines to terminate Executive either "for cause" or "without cause." Except in the case of termination "for cause," termination by the Company will not be effective until thirty (30) days after the Company has given written notice to the Executive of such termination.

      Section 2.3 Termination by Executive. The Executive may terminate his employment voluntarily at any time upon ninety (90) days written notice to the Company, provided that the Company may, in such circumstances, require Executive to vacate the Company's premises prior to the expiration of such 90 day period so long as the Company continues to provide then-current compensation and benefits to Executive for the duration of such 90 day period.

      Section 2.4 Defined Terms. The following terms shall have the meanings prescribed:

        (a) "For cause" shall mean: (i) upon a material breach of any provision of this Agreement that is not remedied within five (5) days after the delivery of written notice thereof to the Executive; or (ii) upon conviction of an offense which in the opinion of the Board brings the Executive into disrepute or causes harm to the Company's business, customer or supplier relations, financial conditions or prospects; or (iii) intentional or gross misconduct, which shall mean personal dishonesty, incompetence, willful misconduct or intentional failure to perform stated duties.

        (b) "Permanent disability" or "permanently disabled" shall mean the inability of the Executive, due to physical or mental illness or disease, to perform the essential functions then performed by such Executive, with or without reasonable accommodation, for ninety (90) substantially consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company, that the disabled Executive will be unable to perform such essential functions within the reasonably foreseeable future.

      Section 2.5  Severance Pay.

        (a) If the Company terminates this Agreement without cause, the Executive shall be entitled to severance equal to the sum of six months pay based on one-half of Executive's then-current Base Salary plus one month's pay based on 1/12th of such Base Salary amount for each year of service. For purposes of this Section 2.5(a), a year of service shall be any calendar year in which Executive has been employed for at least one thousand (1,000) hours by the Corporation based on a forty (40) hour work week. Such severance shall be paid to the Executive in equal monthly installments over the six months following the effective date of termination. The Executive shall also be entitled to continue to receive all benefits as referred to in Section 1.4(a) and 1.4(b)(i) until the earlier of (x) the date Executive commences receiving benefits from another employer or (y) six (6) months following the effective date of termination.

        (b) Executive shall not be entitled to severance pay or other compensation from the Company if the Term ends pursuant to Section 2.1(b) or
(c), if Executive leaves the Company voluntarily, or if Executive is terminated for cause.

        (c) Executive agrees that the above severance pay will constitute an adequate and complete severance in the event of termination or expiration of this Agreement as provided above, and Executive waives any other claims for compensation or severance or other liability from the Company in the event of termination or expiration of this Agreement.

      Section 2.6 Obligations Upon Death. If the Executive dies during the term of this Agreement, the Company's obligations under this Agreement shall terminate immediately and the Executive's estate shall be entitled to all arrearage of salary and expenses but shall not be entitled to further compensation. In addition, Executive's estate shall be entitled to receive such benefits under the terms of any plan and programs of the Company applicable to Executive, including, but not limited to, the life insurance referenced in
Section 1.4(b)(i).

      Section 2.7 Termination Upon Permanent Disability. If the Executive is permanently disabled as defined in Section 2.4(b), the Executive's employment with the Company shall terminate, and the Executive shall be entitled to benefits under any disability insurance maintained by the Company, if any. The Company shall have no obligation to maintain any disability insurance.

      Section 2.8 Certain Insurance. Upon the termination or expiration of this Agreement in a manner providing severance as set forth in Section 2.5(a), Executive shall have the option, exercisable by him within 30 days after the effective date of termination or expiration, to cause the Company to assign to him the life insurance policy referred to in Section 1.4(b)(i) above, provided that Executive shall thereafter be responsible for paying any premiums on such policy to keep it in effect.

      Section 2.9 Consulting Period. In the event the Executive voluntarily terminates his employment, the Company, in order to permit the orderly transition of work and responsibility, reserves the right to require the Executive to continue to provide services as an independent contractor on a consulting basis to the Company for a period of up to three (3) months following the Termination Date (the "Consulting Period"). The initial period of consultation, which shall not be less than four weeks, shall be set forth in the Company's written notice to the Executive to be delivered within ten (10) business days of receipt of the Executive's notice of his desire to resign or voluntarily terminate his employment under this Agreement. Such consultation period may be extended in four (4) week increments up to the maximum of three
(3) months by the delivery of written notice from the Company to the Executive before the expiration of each period. During the Consulting Period, the terms shall be as follows:

        (a) The Executive shall render services to the Company for a minimum of one (1) eight (8) hour day per week during the Consulting Period, as determined by the Company, but such services shall be scheduled so as not to unreasonably interfere with subsequent employment by the Executive;

        (b) The Executive shall be compensated for each eight (8) hour increment of the Consulting Period at a rate equal to one-fifth of the weekly compensation (based on Base Salary) paid to the Executive by the Company for the twelve (12) month period preceding the Termination Date. Such compensation shall be paid to the Executive on a monthly basis in arrears, subject to any federal, state or local withholding taxes; and

        (c)  No benefits shall be provided pursuant to Section 1.4.

      Section 2.10 Survival of Provisions. Notwithstanding anything else in this Agreement, the provisions of Articles III, IV and V shall survive the termination or expiration of the Executive's employment with the Company.

                                 ARTICLE III
                  Covenants, Representations and Warranties

      Section 3.1 Covenant Not To Disclose. The Executive agrees that, in performing his normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company. The Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person or entity (other than the Company) or use for his own account, any Company confidential record, data, plan, trade secret, policy, strategy, method or practice of obtaining or doing business, computer program, know-how or knowledge relating to customers, sales, suppliers, market developments, equipment, processes, products or any other confidential information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part through the efforts of the Executive. The Executive further covenants and agrees that he shall retain all Confidential Information which he acquires or develops in trust for the sole benefit of the Company and its successors and assigns. Confidential Information shall not include any information which has entered the public domain otherwise than by reason of a disclosure by the Executive or which is made available by a third-party to Executive with right to disclose. The Executive agrees to deliver to the Company at the termination of his employment or at any other time the Company may request, all Company property, including, but not limited to, Confidential Information which he then may possess or have under his control.

      Section 3.2 Representation and Warranty. Prior to the execution and delivery of this Agreement, the Executive represents and warrants that he has terminated all of his obligations under any other employment or consulting agreement or other similar agreement, whether written or oral, with any other party. The Executive has delivered copies of all such employment or other agreements and evidence satisfactory to the Company of the termination of such agreements. The Executive represents and warrants that the execution of this Agreement will not result in a breach of any written agreement to which the Executive is a party or by which the Executive is bound.

      Section 3.3 Inventions and Patents. The Executive agrees that all inventions, innovations or improvements in the Company's methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the employment period belong to the Company. The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonably requested by the Company to establish and confirm such ownership.

                                 ARTICLE IV
                           Covenant Not To Compete

      Section 4.1 Restrictive Covenant. The Executive covenants and agrees with the Company that so long as he is employed by the Company, and for any period following the termination date during which the Executive receives a severance benefit pursuant to Section 2.5(a), Executive shall not, anywhere in the Restricted Area, either directly or indirectly, compete with, own (in excess of 2% of the equity securities of any enterprise), manage, engage in or be employed by, connected with or work for, any person, corporation, partnership or other entity that competes with the Business of the Company or its successors or assigns, or which is owned by, affiliated with, or the owner of any such competitor of the Company, without the written consent of the Company.

      Section 4.2 Definitions. The following terms shall have the meanings prescribed:

        (a) "Business" shall refer to the Business as described in the Recitals to this Agreement. The Business shall include any of the foregoing activities as conducted by the Company (i) as of the date of the execution of this Agreement, (ii) during the term of this Agreement, (iii) as of the termination or expiration date, or (iv) as reasonably proposed by the Company as of the termination or expiration date.

        (b) "Compete" shall mean engaging, participating, or being involved in any respect or in any capacity in the business of, or furnishing any aid, assistance or service of any kind to any person or entity in connection with, the trading, leasing, buying, selling, exchanging, lending to, borrowing from, marketing, merchandising, importing, exporting, distributing, or producing, of any product or service similar in either design or function, or both, to any product or service of the Business.

        (c) "Restricted Area" shall mean any geographic area in which the Company is doing business at any time during the term of this Agreement.

      Section 4.3 Non-Compete Election. In the event that the Executive leaves the employment of the Company in circumstances that would not otherwise require the Company to make a severance payment, the Company may, at its election, decide to make a severance payment to Executive for up to six (6) months and the non-compete provisions of this Article IV shall apply during such designated period. Such severance pay shall be equal to 1/12 of the Base Salary at such time multiplied by the number of months designated by the Company (up to six months) as the severance period. Such severance shall be paid in a lump sum within fifteen days after the effective date of termination and Executive shall also be entitled to continue to receive all benefits as provided in
Section 2.5(a) until the earlier of (x) the date Executive commences receiving benefits from another employer or (y) the completion of such designated severance period.

      Section 4.4 "Blue Pencil" Rule. The Executive and the Company desire that the provisions of Article IV be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this Article IV are unreasonable or unenforceable because of duration, area of restriction, or otherwise, the Executive and the Company agree and intend that the court shall enforce this Article IV to whatever extent the court deems reasonable. The parties intend that the court shall have the right to strike or change any provision of Article IV and substitute therefor different provisions to effect the intent of this Section 4.4.

      Section 4.5 Legitimate Purpose. The Executive has read carefully all of the terms and conditions of this Article IV and agrees that the restraints set forth herein: (a) are reasonable and necessary to support the legitimate business interests and goodwill of the Company; and (b) will not preclude the Executive from earning a livelihood during the life of this Article IV.

                                  ARTICLE V
                                Miscellaneous

      Section 5.1 Notices. All notices required by this Agreement shall be in writing and shall be sufficiently given if hand delivered, delivered by overnight delivery service, or mailed by registered or certified mail, return receipt requested, to the following addresses:

                   If to the Company:  Farmstead Telephone Group, Inc.
                                       81 Church Street
                                       East Hartford, CT  06108

                   Attention:          Chief Executive Officer

                   If To Executive:    At the most recent address available in
                                       the Company's employment records.

Any party may change its address by written notice to the other party. All notices shall be deemed to have been given as of the date so delivered or mailed.

      Section 5.2 Waiver. The waiver by any party of any breach or default of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

      Section 5.3 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to a physical examination and supply such information as may be required in connection therewith.

      Section 5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, whether written or oral, which relate to the subject matter hereof in any way.

      Section 5.5 Construction and Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and reconstrued, and enforced to the maximum extent possible, in such jurisdiction as if such invalid, illegal or unenforceable provision never had been contained herein.

      Section 5.6 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      Section 5.7 Amendments. Any provisions of this Agreement may be amended only with the prior written consent of the Company and the Executive.

      Section 5.8 Governing Law. This Agreement shall be interpreted under the laws of the State of Connecticut.

      Section 5.9 Assignment. This Agreement may not be assigned by any party hereto, provided that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all its assets or of the assets of Cobotyx, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations hereunder.

      Section 5.10 Certain Definitions. Without limiting other provisions of this Agreement, references to the Company in Article III include, but are not limited to, Cobotyx and references to the Company or the Business in Article IV include, but are not limited to, Cobotyx.


                                       FARMSTEAD TELEPHONE GROUP, INC.


                                       By: /s/George J. Taylor JR. CEO




                                       [EXECUTIVE]


                                       /s/Peter S. Buswell

                                       Address:  Box 47
                                       Waccabuc NY 10557